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                                   EXHIBIT 3.3

                           PLAN AND ARTICLES OF MERGER
                                       OF
                         MEDIA CAPITAL SUBSIDIARY, INC.
                              A FLORIDA CORPORATION
                                      INTO
                          COMPASS KNOWLEDGE GROUP, INC.
                              A FLORIDA CORPORATION

         THE UNDERSIGNED CORPORATIONS DO HEREBY CERTIFY:

         FIRST: That the name and state of incorporation of each of the constituent corporations of the merger is as follows:


    NAME                                                 STATE OF INCORPORATION
    ----                                                 ----------------------
    Media Capital Subsidiary, Inc.                       Florida

    Compass Knowledge Group, Inc.                        Florida

         SECOND: That this plan of merger between the parties to the merger has been approved and adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Florida Law whereupon the two constituent corporations shall be merged into a single corporation.

         THIRD: The name of the surviving corporation of the merger is Compass Knowledge Group, Inc., a Florida corporation.

         FOURTH: That the Certificate of Incorporation of Compass Knowledge Group, Inc., a Florida corporation, shall be the certificate of incorporation of the surviving corporation.

         FIFTH: That an executed copy of this Plan and Articles of Merger is on file at the principal place of business of the surviving corporation. The address of said principal place of business for this purpose is 2710 Rew Circle, Suite 100, Ocoee, Florida 34761.

         SIXTH: That a copy of the plan of merger will be furnished on request and without cost to any stockholder of any constituent corporation.

         SEVENTH:

         (a) This merger is a triangular merger. All of the outstanding shares of common




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stock of Media Capital Subsidiary, Inc. are owned by Winthrop Industries, Inc., a Nevada corporation. In the merger, the manner and basis of converting the outstanding shares of capital stock of the constituent corporations is as follows: All outstanding shares of common stock and preferred stock of Compass Knowledge Group, Inc. shall be converted, on a share for share basis, into shares of common stock and preferred stock, respectively, of Winthrop Industries, Inc. The 1,000 shares of outstanding common stock of Media Capital Subsidiary, Inc. shall be deemed to be the outstanding shares of common stock of the Surviving Corporation after the merger, and shall be owned by Winthrop Industries, Inc., making the Surviving Corporation a wholly-owned subsidiary of Winthrop Industries, Inc.

         (b) The effective date of the merger shall be the date this document is filed with the Department of State of Florida.

         (c) Each of the Constituent Corporations adopted this Plan of Merger by its respective shareholders effective as of November , 1999, and the number of votes cast by the respective shareholders was sufficient for approval.


         Dated: November 15, 1999        MEDIA CAPITAL SUBSIDIARY, INC.,
                                         a Florida corporation



                                         By:
                                             -----------------------------------
                                             Lynn Dixon, President and Secretary



                                         COMPASS KNOWLEDGE GROUP, INC.,
                                         a Florida corporation



                                         By:
                                             -----------------------------------
                                             Dan Devine, President